Exhibit 10.44

July 29, 2009

Laurence Corash

Re: Employment Terms

Dear Larry:

This letter agreement (the “Agreement”) memorializes your employment terms with Cerus Corporation (“Cerus” or the “Company”), including your new position and compensation terms. These terms became effective as of May 1, 2009 (the “Effective Date”). You must sign and return this Agreement within five (5) business days after receipt of the final Agreement in order to accept continued employment with Cerus under the terms provided herein.

POSITION AND DUTIES

Your position is the full-time position of Sr. Vice President & Chief Medical and Chief Scientific Officer. Your primary role will be to provide commercial support for the INTERCEPT products by cultivating and maintaining key relationships with outside business partners, investment community, patient advocacy organizations, scientific and clinical advisors, and therapeutic thought-leaders, and to represent Cerus in government relation programs. You will report to Claes Glassell, President and CEO, and you will work at the Company’s offices in Concord, California. The Company may change your position, duties, reporting relationship, hours, and work location from time to time in its discretion.

COMPENSATION, BENEFITS AND EQUITY

You will be paid semi-monthly at the base salary rate of $10,156.25, which calculates to an annual salary of $243,750.00 (the quoting of an annual salary is for illustrative purposes only). The combined annual value of your base salary and annual stock award (described below) is anticipated to be approximately $375,000, subject to change as provided herein. As discussed with you, the Company agrees that the base salary and stock program (as defined below) will not be modified without your consent for at least one (1) year from the effective date, conditioned on your continued employment. Thereafter, the Company will review your compensation terms for potential modification. We agree that this guaranteed minimal compensation structure does not modify your at-will employment status, and both you and the Company retain the discretion to terminate your employment at any time, with or without cause, and with or without advance notice.

In addition, you will receive an annual stock award if you remain an employee in good standing through the end of each calendar year; or, if this annual stock award program (the “Stock Program”) is terminated by the Company mid-year during your continued employment, you will receive a prorated stock award for the calendar year in which the Stock Program is terminated (with the proration to be based on the date that the Stock Program is terminated, in the same manner as the stock award will be prorated in the event of termination of your employment). The stock award will be provided to you on or about the first business day of the following calendar year; or, if the Stock Program is terminated mid-year, the prorated stock award will be provided to you within thirty (30) days after termination of the Stock Program. The number of shares of stock for the award will be determined by: (1) taking the dollar amount that is equivalent to 53.85% of the total base salary paid to you for the applicable “stock award” calendar year (provided that, for 2009, the dollar amount will be 53.85% of the total base salary paid to you between the Effective Date and December 31, 2009), and (2) dividing the resulting number by the average daily closing price for Cerus stock during the applicable bonus year (provided that, for 2009, this time period will be from the Effective Date through December 31, 2009, rather than all of 2009). If your employment terminates for any reason prior to the end of a calendar year in which the Stock Program remains in effect (whether such termination of employment is at your request or the Company’s request), then you will receive a partial stock award that will be prorated (both in determination of the dollar amount and the average daily closing price for the Company’s stock) based on your employment termination date. You will remain eligible for annual stock awards as described in this paragraph each calendar year during your continued employment, unless the Company provides you written notice that this Stock Program is terminated (or otherwise modified), as determined in the Company’s sole discretion. Notwithstanding the foregoing conditions, the Board retains the sole discretion to pay you a cash award equal to 53.85% of your base salary (to be paid no later than March 15 of the following calendar year) rather than provide any stock awards under the Stock Program, or a prorated cash award that is equal to a prorated portion of your base salary in lieu of a prorated stock award (if you are otherwise eligible for a prorated stock award at such time rather than a full stock award).

In addition, you will continue to participate in the Company’s Cash Bonus Plan for Senior Management of Cerus Corporation (the “Bonus Plan”), in accordance with the terms, conditions and limitations of the Bonus Plan. However, for any annual bonus provided, the “cash” portion of the bonus will be paid 65% in cash and 35% in Cerus stock. Annual bonuses are not guaranteed and such bonuses, if any, are awarded at the sole discretion of the Company’s Board of Directors (“Board”). For purposes of calculating any annual bonus under the Bonus Plan, the Board will use the combined annual value of your base salary and stock award provided under the Stock Program during years in which the Stock Program remains in effect, rather than your base salary alone. As provided in the Bonus Plan, you must remain employed through the date the bonus is paid in order to earn and be eligible to receive a bonus; no pro rata or partial bonuses will be provided. The Board shall have the sole discretion to change or eliminate the Bonus Plan at any time, and to determine the amount of bonus earned, if any.

In addition to your base salary and stock awards under the Stock Program, you will continue to participate in all of Cerus’ standard employee benefits plans in accordance with the terms and conditions of such plans, which include employer subsidized medical, dental and vision plan coverage, long term disability insurance, life insurance, a 401(k) plan, and Cerus’ Employee Stock Purchase Plan. You will also accrue paid vacation at the annual rate of 20 days. You should note that Cerus may modify compensation and benefits from time to time in its discretion.

Your stock options will continue to vest on their current vesting schedules, and nothing in this Agreement is intended to alter your existing stock options with the Company. In addition to any equity awards you have previously received, you shall be eligible to receive additional equity awards under the Company’s 2008 Equity Incentive Plan and various equity incentive and bonus programs that may be approved from time to time by the Board in its sole discretion. Of course, additional equity awards are not guaranteed.

ADDITIONAL TERMS OF EMPLOYMENT

Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt employee, you will be occasionally asked to work additional hours as required by your assignments and you will not be eligible for overtime compensation.

As a Cerus employee you will be expected to continue to abide by Company rules and regulations. From time to time, you will be specifically required to sign an acknowledgment that you have read, understand and will comply with the Company rules and policies contained in the Cerus Employee Handbook. In addition, you must continue to comply with the Proprietary Information and Inventions Agreement that you entered into previously in connection with your employment (the “Proprietary Information Agreement”).

In your work for the Company, you will be expected not to make unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By continuing employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines set forth in this paragraph. In addition, by signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that might restrict your activities on behalf of the Company in any manner.

AT-WILL EMPLOYMENT STATUS

Your employment status with Cerus is at-will employment. Accordingly, as an employee you may terminate employment at any time and for any reason whatsoever upon notice to Cerus. Although not required, we request that, in the event of resignation, you give the Company at least two weeks notice to aid in an orderly transition of your duties and responsibilities. Cerus may terminate your employment at any time, with or without cause and with or without advance notice.

MISCELLANEOUS

This Agreement, including the Proprietary Information Agreement and your equity award agreement(s), constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and you with regard to your employment terms, and it supersedes and replaces any other agreements (whether written or unwritten) you may have with the Company, provided however, that this Agreement does not alter or affect the Cerus Corporation Change of Control Severance Benefit Plan. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification signed by an officer of the Company and by you. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

To indicate your understanding and acceptance of continued employment with the Company under these terms, please sign and date below, and return this Agreement to me within five (5) business days. You may retain the enclosed additional copy of this Agreement for your files.

We look forward to your favorable reply and to continuing our productive work relationship.

Sincerely,

/s/ Claes Glassell
Claes Glassell
President and Chief Executive Officer

Understood and Accepted	/s/ Laurence Corash	Date 7/30/09
Laurence Corash